PROMISSORY NOTE


DATE:             June 30, 1999

MAKER: CAX La Casa Blanca East, L.L.C., a Delaware limited liability company

MAKER'S MAILING ADDRESS:    c/o Commercial Assets, Inc.
                            3410 South Galena, Suite 210
                            Denver, Colorado 80231


PAYEE:            White Gregg, L.L.C., an Arizona Limited Liability Company

PLACE OF PAYMENT:        980 East Broadway
                         Apache Junction, Arizona 85220
                  or such other place as is designated by Payee


PRINCIPAL AMOUNT:            Five Million Two Hundred Forty-Five Thousand
                             ($5,245,000.00) Dollars


TERMS OF PAYMENT:

                  A. On June 30, 2000, Maker shall pay to White Gregg, L.L.C. the sum of $1,038,000.00;

                  B. On June 30, 2001, Maker shall pay to White Gregg, L.L.C. the sum of $2,000,000.00

                  C. On June 30, 2002, Maker shall pay to White Gregg, L.L.C. the sum of $2,207,000.00.

SECURITY FOR PAYMENT:

                  A first lien Deed of Trust against La Casa Blanca East Mobile Home Park, located in Apache Junction, Pinal County, Arizona, more particularly described in a Deed of Trust of even date herewith, as well as all inventory,(except mobile homes) equipment, tools, furniture and fixtures of maker.

         Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount stated above. This Note shall not be deemed delinquent or


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late  unless a payment is not made  within ten (10) days after Payee gives Maker written notice of default and an opportunity to cure.

         If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it by failing to cure within the 10 day period after notice, this note shall bear interest at the default rate of twelve (12%) percent until the default is cured. In addition, Payee may declare the unpaid principal balance and accrued default interest on this note immediately due. Maker waives all demands for payment, presentation for payment, notices of intention to accelerate maturity, notice of acceleration of maturity, protest, notices of protest, dishonor and notice of dishonor to the extent permitted by law.

         If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

         Each Maker is responsible for all obligations represented by this note.

         When the context requires singular nouns and pronouns, include the plural.

                                            CAX La Casa Blanca East, L.L.C., a
                                            Delaware limited liability company

                                            Commercial Assets, Inc.,
                                            a Delaware corporation



                                            /s/David M. Becker
                                            David M. Becker
                                            Chief Financial Officer